UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 15, 2009

LANTRONIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15353 Barranca Parkway
Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 453-3990
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

On September 17, 2009, Lantronix, Inc. (the Company) entered into a building lease agreement (the Lease) for its corporate headquarters with the Irvine Company, LLC (the Lessor). The lease shall commence on the date which is the earlier to occur of: (i) the commencement by the Company of its regular business operations on the premises, or (ii) December 1, 2009. The Company’s existing lease with the Lessor shall terminate effective as of the day preceding the Lease commencement date.

The aggregate basic rent payable under the Lease during the 72-month lease term is $2,654,616. The Company is also obligated to pay as additional rent its proportionate share of Lessor's operating expenses. The Lease requires the Company to deliver to the Lessor an irrevocable stand-by letter of credit in the amount of $58,545 as security in the case of default. The Lessor is obligated to provide a tenant improvement allowance of $325,800 for tenant improvements, as defined by the Lease.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On September 15, 2009, Jerry D. Chase, President and Chief Executive Officer and Reagan Y. Sakai, Chief Financial Officer and Secretary were granted awards of options to purchase common stock under the Company’s Long Term Incentive Plan (the “LTIP”). Under the terms of the LTIP, Mr. Chase and Mr. Sakai will receive 780,898 and 451,909 options to purchase common shares, respectively.  25% of the options vest on September 1, 2010, and an additional 25% of the options vest each year thereafter, all subject to the recipients’ continued employment. The LTIP option awards were made from the Company’s 2000 Stock Plan. The exercise price of each option granted was $0.66, which is equal to the fair market value of the Company’s common stock on the date of grant, as listed on the Nasdaq Capital Market.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description
10.1	Lease Agreement between Registrant and the Irvine Company, LLC dated September 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTRONIX, INC., a Delaware corporation

Date: September 18, 2009	By:	/s/ Jerry Chase
Jerry Chase
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Lease Agreement between Registrant and the Irvine Company, LLC dated September 17, 2009.